Exhibit 10.2

DESCRIPTION OF THE GEORGIA GULF CORPORATION
DEFERRED COMPENSATION PLAN

Pursuant to the Georgia Gulf Corporation Deferred Compensation Plan (the “Plan”), a limited number of executives, including all executive officers, may elect to defer a portion of their otherwise currently taxable compensation.  Participants must make a written election prior to the beginning of the calendar year in or for which their compensation would otherwise be paid, and may elect to defer up to 90% of base compensation and 100% of annual bonus.

While deferred, the compensation account will be credited with earnings based on an election among investment-tracking options made available under the Plan.  The Plan is not funded, although the company has established reserves to facilitate the distribution of accounts when due.

Participants may also elect, at the time of electing to defer, whether a limited number of their annual deferral accounts will be paid to them at a stated time prior to their anticipated terminations of employment.  In the absence of such an in-service distribution, all accounts will be distributable upon termination of service—whether because of retirement, death, disability, or other termination.   Participants may elect that, should they terminate service (including termination for disability) at or after attaining age 62 (normal retirement age), they will receive either a lump sum or up to fifteen annual installment payments.  If a participant terminates prior to retirement and prior to completing three years of service, he or she will receive a lump sum payment regardless of any election; if termination follows the completion of at least three years of service, it may be paid either in a lump sum or in up to five annual installments.  Payments cannot begin for “specified employees,” under applicable law, until six months after termination of service.

In the event of death prior to commencement of payments, distributions will be made in a lump sum, but if death occurs after payments in installments have begun, they will continue to be made to the participant’s beneficiary.  In the event of a change in control, payment will be made to all participants in a lump sum.  A participant may apply for a hardship distribution based on illness, accident or property loss due to casualty, in which event the company may make an early distribution of the required amount.

Participants may modify prior elections as to distributions to the degree permitted by federal tax law applicable to nonqualified deferred compensation arrangements.

A final, written version of the Plan document will be prepared following release of pertinent Treasury regulations.